Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Reports Second Quarter 2017 Results

SAN JUAN, Puerto Rico, August 8, 2017 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced quarterly consolidated revenues of $745.9 million and net income of $12.7 million, or $0.52 per diluted share, versus net income of $3.9 million, or $0.16 per diluted share, last year. The adjusted net income for the quarter was $9.4 million, or $0.39 per diluted share, versus adjusted net income of $2.8 million, or $0.11 per diluted share, a year ago.

Quarterly Consolidated Highlights

●	Consolidated operating revenues were $741.2 million, a 0.8% decrease from last year, reflecting lower premiums in the Managed Care segment;
●	Consolidated operating income was $11.2 million;
●	Consolidated loss ratio was 84.6%;
●	Medical loss ratio (MLR) was 87.5%.

Commenting on the company’s financial performance, Roberto García-Rodríguez, President and Chief Executive Officer of Triple-S Management, said, “We are pleased with our quarterly results. Once again our Commercial business experienced additional MLR improvement due to the strict underwriting discipline we have been following for several years now. The Medicare and Medicaid operations are making adjustments to compensate for lower premiums and higher drug costs, but trends are positive.”

He added, “A key recent development was the agreement between Triple-S and the Puerto Rico Health Insurance Administration, or ASES by its Spanish acronym, to extend the contract to provide health care services through the government’s health insurance program in the Metro North and West regions. The extension, which covers a three-month period that began on July 1, is designed to allow for continuity of services as we conclude negotiations on the contract renewal for the remainder of the current fiscal year.  ASES has agreed to new rates that incorporate cost and utilization trends for fiscal 2016-2017. The rate increase should lead to a better second-half showing, further aided by cost saving initiatives implemented by both parties.”

Mr. García-Rodríguez concluded, “While facing the headwinds of the government’s fiscal austerity measures and their broader impact on Puerto Rico’s economy, our strategic transformation remains on course.  This quarter’s results reflect the steady progress of our operational improvements, clinical initiatives and investments in technology.  Meanwhile, premiums in the Medicare and Medicaid businesses are poised to improve as we move into 2018. We firmly believe these efforts will create incremental value for all of our constituencies, including our loyal shareholder base.”

Triple-S Management Corporation
Selected Consolidated Quarterly Details

●
Consolidated premiums earned were $722.9 million, down 0.9% from last year. The decrease was principally due to lower premiums in the Managed Care business, mostly reflecting lower Medicare risk score adjustments and a decline in the Commercial and Medicaid fully-insured membership.  These decreases were partially offset by higher life insurance premiums and last year’s Medicaid 2.5% excess profit sharing accrual which reduced prior-year premiums.

●
At 84.6%, the consolidated loss ratio was down 70 basis points from a year ago, reflecting a lower loss ratio across all our segments. Excluding the impact of prior-period reserve developments and moving the Medicare risk score revenue adjustments and other premium adjustments to the corresponding period, the consolidated loss ratio would have been 87.9%, 130 basis points above last year.

●
Consolidated operating expenses decreased $2.4 million and the operating expense ratio fell 20 basis points year over year, to 16.3%. The reduction in operating expenses reflects the $10.7 million decrease in the HIP fee due to the 2017 moratorium, offset by an increase in general administrative expenses of approximately $8.1 million.

Selected Managed Care Segment Quarterly Details

●	Managed Care premiums earned were $661.7 million, down $7.6 million, or 1.1%, year over year, largely reflecting a decrease in fully-insured membership.
o
Commercial premiums were down 5.4% when compared with the second quarter last year, to $203.3 million, resulting from lower fully-insured member month enrollment offset by higher average premium rates. The membership decrease was also impacted, in part, by the discontinuation of the US Virgin Islands business in September of the prior year. Also contributing to the premium decline was the suspension of $3.6 million in HIP fee pass throughs in 2017.

o
Medicare premiums of $266.6 million fell 2.4% year over year, primarily reflecting lower risk score revenue adjustment and a reduction in the Medicare reimbursement rates. These decreases were partially offset by an enrollment increase of 12,000 member months.

o
Medicaid premiums rose 5.8%, to $191.8 million. The increase primarily reflects last year’s $14.6 million 2.5% excess profit sharing accrual, which reduced last year’s premiums, and $11.6 million in additional premiums related to our compliance with the program’s quality incentive metrics.  Offsetting this increase was a membership decline, lower average premium rates that went into effect July 1, 2016 and $2.6 million associated with the 2017 HIP fee suspension.

●
Managed Care MLR of 87.5% was down 70 basis points from the prior year. Excluding the impact of prior-period reserve developments, and moving the Medicare risk score revenue adjustments and other premium adjustments to the corresponding period, the Managed Care MLR would have been 91.3%, 170 basis points higher than the comparable metric a year ago. The increase mainly reflects higher pharmacy claim trends in the Medicaid and Medicare businesses, lower premiums in the Medicare and Medicaid operations and the enhancement of benefits in our 2017 Medicare product offerings to take advantage of the HIP fee moratorium. Offsetting these increases is the improvement in the Commercial business MLR.

●	Managed Care operating expenses were $89.5 million, down $3.3 million, or 3.6%, year over year, primarily reflecting the changes discussed above.

Triple-S Management Corporation
Consolidated Six-Month Recap

For the six months ended June 30, 2017, consolidated operating revenues decreased 2.8% year over year, to $1.5 billion, primarily reflecting a $45.7 million decline in Managed Care segment premiums. The premium decrease is mainly due to lower membership in the segment’s Medicaid and Commercial businesses and lower Medicare risk score adjustments. Consolidated claims for the six-month period were $1.2 billion, down 1.3% over last year, reflecting lower fully-insured Managed Care enrollment. The consolidated loss ratio was up 140 basis points, to 86.5%, and the MLR rose 160 basis points, to 89.6%. Consolidated operating expenses for the six months ended June 30, 2017 were $229.7 million and the operating expense ratio was 16.0%. Pro-forma net income for the six-month period was $4.6 million, or $0.19 per diluted share, based on weighted average shares outstanding of 24.2 million, compared with $6.1 million, or $0.25 per diluted share, based on weighted average shares outstanding of 24.7 million at the same time last year.

2017 Outlook

García-Rodríguez commented, “In our last earnings release, we provided directional guidance for our Commercial and Medicare businesses, given the proposed changes in the Government Health Plan (GHP) and the broader economic impact of the fiscal control measures required under PROMESA. Although the fiscal control measures have not been entirely implemented, our 90-day extension of the GHP contract gives us more visibility into the outlook of that business, so now we are also providing directional guidance for the GHP.”

“In the Commercial business, we expect full-year at-risk member month enrollment to be approximately 4.0 million, plus or minus 5%, reflecting some attrition as well as the addition of new groups. Our MLR now should be in the 83% to 85% range.”

“In the Medicare Advantage business, we anticipate full year member month enrollment of about 1.5 million, plus or minus 5%. The expected MLR should be between 90% and 92%.”

“Assuming the GHP contract is renewed through the remainder of the year, we expect a member month enrollment of 2.3 million, plus or minus 5%, and an average MLR of 91% for the second half of the year in that business.”

“Our ancillary segments are expected to continue showing stable results. In 2017 Life insurance and Property and Casualty premiums are expected to reach $162 million and $90 million, respectively, plus or minus 5%.”

“Investment income should be at the same level as in 2016 and administrative expenses now should be in a range of $460 million to $475 million.”

“We will continue offering directional information—such as estimates, targets or trends―as appropriate to help guide market expectations. As time progresses and the environment stabilizes, we will consider when and if it makes sense to provide consolidated earnings estimates on a regular basis.”

Internal Control Over Financial Reporting

Following our filings for the periods ending December 31, 2016 and March 31, 2017, and as the result of an inspection from the Public Company Accounting Oversight Board (PCAOB), our independent registered public accounting firm requested that we re-evaluate certain internal controls related to the review process of the Managed Care claims paid data input in our incurred but not reported (IBNR) actuarial models.  Based on this re-evaluation, the Company determined that controls were not appropriately designed to validate that the claims paid information in the lag triangles used in the IBNR models was reviewed with enough precision to ascertain data is accurately presented by incurred date, causing a material weakness in its internal control over financial reporting.  The identification of this issue does not change our consolidated financial statements for those periods.  Management has concluded, however, that disclosure controls and procedures and internal control over financial reporting were not effective as of those dates.  We have taken steps to address the situation and will amend our Annual Report on Form 10-K as of December 31, 2016 and our Quarterly Report on Form 10-Q as of March 31, 2017 accordingly.

Triple-S Management Corporation
Conference Call and Webcast

Management will host a conference call and webcast on August 8, 2017 at 9:00 a.m. Eastern Time to discuss its financial results for the three months and the six months ended June 30, 2017. To participate, callers within the U.S. and Canada should dial 1-855-327-6837 and international callers should dial 1-631-891-4304 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

Triple-S Management Corporation
●	Trends in health care costs and utilization rates
●	Ability to secure sufficient premium rate increases
●	Competitor pricing below market trends of increasing costs
●	Re-estimates of policy and contract liabilities
●	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
●	Significant acquisitions or divestitures by major competitors
●	Introduction and use of new prescription drugs and technologies
●	A downgrade in the Company’s financial strength ratings
●	A downgrade in the Government of Puerto Rico’s debt
●	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
●	Ability to contract with providers consistent with past practice
●	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
●	Ability to maintain Federal Employees, Medicare and Medicaid contracts
●	Volatility in the securities markets and investment losses and defaults
●	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation
Earnings Release Schedules and Supplementary Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation
Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	June 30, 2017	December 31, 2016
Assets

Investments	$1,495,532	$1,433,392
Cash and cash equivalents	172,526	103,428
Premium and other receivables, net	320,548	286,365
Deferred policy acquisition costs and value of business acquired	200,034	194,787
Property and equipment, net	69,083	66,369
Other assets	147,645	134,658

Total assets	$2,405,368	$2,218,999

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$1,230,816	$1,102,237
Accounts payable and accrued liabilities	256,893	219,191
Long-term borrowings	33,667	35,085

Total liabilities	1,521,376	1,356,513

Stockholders’ equity:
Common stock	24,445	24,272
Other stockholders’ equity	860,225	838,891

Total Triple-S Management Corporation stockholders’ equity	884,670	863,163

Non-controlling interest in consolidated subsidiary	(678)	(677)

Total stockholders’ equity	883,992	862,486

Total liabilities and stockholders’ equity	$2,405,368	$2,218,999

Triple-S Management Corporation
Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Premiums earned, net	$722,891	$729,049	$1,425,164	$1,467,583
Administrative service fees	4,548	4,520	8,927	9,603
Net investment income	12,698	12,875	24,714	24,233
Other operating revenues	1,121	915	2,086	1,727

Total operating revenues	741,258	747,359	1,460,891	1,503,146

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	-	(1,434)	-	(1,434)
Net realized gains, excluding other-than-temporary impairment losses on securities	4,054	2,954	4,390	3,012

Net realized investment gains on sale of securities	4,054	1,520	4,390	1,578

Other income, net	587	3,859	3,112	4,734

Total revenues	745,899	752,738	1,468,393	1,509,458

Benefits and expenses:
Claims incurred	611,297	622,087	1,232,160	1,248,781
Operating expenses	118,720	121,112	229,666	244,092

Total operating costs	730,017	743,199	1,461,826	1,492,873

Interest expense	1,721	1,954	3,407	3,836

Total benefits and expenses	731,738	745,153	1,465,233	1,496,709

Income before taxes	14,161	7,585	3,160	12,749

Income taxes	1,456	3,707	(5,202)	5,416

Net income	12,705	3,878	8,362	7,333

Less: Net loss attributable to the non-controlling interest	-	2	1	3

Net income attributable to Triple-S Management Corporation	$12,705	$3,880	$8,363	$7,336

Earnings per share attributable to Triple-S Management Corporation:
Basic net income per share	$0.52	$0.16	$0.35	$0.30
Diluted net income per share	$0.52	$0.16	$0.34	$0.30

Triple-S Management Corporation
Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Six Months Ended June 30,
	2017	2016

Net cash provided by (used in) operating activities	$133,705	$(10,565)

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	88,141	163,150
Fixed maturities matured/called	8,938	14,301
Equity securities sold	21,499	32,252
Securities held to maturity - fixed maturities matured/called	703	700
Acquisition of investments:
Securities available for sale:
Fixed maturities	(141,116)	(150,005)
Equity securities	(20,424)	(136,104)
Securities held to maturity - fixed maturities	(703)	(609)
Increase in other investments	(731)	(1,383)
Net change in policy loans	(152)	(400)
Net capital expenditures	(8,704)	(2,716)

Net cash used in by investing activities	(52,549)	(80,814)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(8,545)	4,074
Repayments of long-term borrowings	(1,212)	(820)
Repurchase and retirement of common stock	-	(14,560)
Proceeds from policyholder deposits	8,166	7,942
Surrenders of policyholder deposits	(10,467)	(6,935)

Net cash used in financing activities	(12,058)	(10,299)

Net increase (decrease) in cash and cash equivalents	69,098	(101,678)

Cash and cash equivalents, beginning of period	103,428	197,818

Cash and cash equivalents, end of period	$172,526	$96,140

Triple-S Management Corporation
Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended June 30,				Six months ended June 30,
(dollar amounts in millions)	2017	2016	Percentage Change		2017	2016	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$203.3	$215.0	(5.4%)		$408.4	$430.5	(5.1%)
Medicare	266.6	273.1	(2.4%)		524.3	534.0	(1.8%)
Medicaid	191.8	181.2	5.8%		369.5	383.4	(3.6%)
Total Managed Care	661.7	669.3	(1.1%)		1,302.2	1,347.9	(3.4%)
Life Insurance	40.0	38.8	3.1%		80.5	77.9	3.3%
Property and Casualty	21.8	21.7	0.5%		43.5	43.0	1.2%
Other	(0.6)	(0.7)	14.3%		(1.0)	(1.2)	16.7%
Consolidated premiums earned, net	$722.9	$729.1	(0.9%)		$1,425.2	$1,467.6	(2.9%)
Operating revenues (loss): [1]
Managed Care	$671.6	$679.2	(1.1%)		$1,321.6	$1,367.6	(3.4%)
Life Insurance	46.3	45.2	2.4%		92.9	90.2	3.0%
Property and Casualty	23.9	24.0	(0.4%)		47.6	47.3	0.6%
Other	(0.6)	(1.0)	40.0%		(1.2)	(2.0)	40.0%
Consolidated operating revenues	$741.2	$747.4	(0.8%)		$1,460.9	$1,503.1	(2.8%)
Operating income (loss): [2]
Managed Care	$2.9	$(3.8)	176.3%		$(15.7)	$(4.4)	(256.8%)
Life Insurance	5.0	5.1	(2.0%)		8.9	10.6	(16.0%)
Property and Casualty	3.7	3.4	8.8%		5.8	5.5	5.5%
Other	(0.4)	(0.5)	20.0%		0.1	(1.5)	106.7%
Consolidated operating income (loss)	$11.2	$4.2	166.7%		$(0.9)	$10.2	(108.8%)
Operating margin: [3]
Managed Care	0.4%	(0.6%)	100	bp	(1.2%)	(0.3%)	-90	bp
Life Insurance	10.8%	11.3%	-50	bp	9.6%	11.8%	-220	bp
Property and Casualty	15.5%	14.2%	130	bp	12.2%	11.6%	60	bp
Consolidated	1.5%	0.6%	90	bp	(0.1%)	0.7%	-80	bp
Depreciation and amortization expense	$3.5	$3.6	(2.8%)		$6.5	$7.3	(11.0%)

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation
Managed Care Additional Data	Three months ended June 30,		Six months ended June 30,
(Unaudited)	2017	2016	2017	2016
Member months enrollment:
Commercial:
Fully-insured	1,001,638	1,063,422	2,014,843	2,159,704
Self-insured	501,500	540,221	1,008,667	1,083,247
Total Commercial	1,503,138	1,603,643	3,023,510	3,242,951
Medicare Advantage	363,257	351,108	726,984	715,535
Medicaid	1,169,089	1,206,345	2,342,363	2,428,237
Total member months	3,035,484	3,161,096	6,092,857	6,386,723

Claim liabilities (in millions)			$371.4	$349.1 *
Days claim payable			57	54 *

Premium PMPM:
Managed Care	$261.13	$255.37	$256.13	$254.15
Commercial	202.97	202.18	202.70	199.33
Medicare Advantage	733.92	777.82	721.20	746.29
Medicaid	164.06	150.21	157.75	157.89

Medical loss ratio:	87.5%	88.2%	89.6%	88.0%
Commercial	80.6%	89.2%	82.1%	86.0%
Medicare Advantage	90.9%	86.6%	92.4%	88.3%
Medicaid	90.3%	89.3%	93.9%	89.7%

Adjusted medical loss ratio: [1]	91.3%	89.6%	90.9%	89.4%
Commercial	83.1%	87.6%	82.8%	86.7%
Medicare Advantage	94.3%	91.3%	94.1%	92.0%
Medicaid	96.0%	90.2%	95.4%	89.2%

Operating expense ratio:
Consolidated	16.3%	16.5%	16.0%	16.5%
Managed Care	13.4%	13.7%	13.0%	13.6%
*Information provided as of December 31, 2016.

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period.

Triple-S Management Corporation
Managed Care Membership by Segment	As of June 30,
	2017	2016
Members:
Commercial:
Fully-insured	331,989	349,281
Self-insured	166,404	179,621
Total Commercial	498,393	528,902
Medicare Advantage	121,240	116,215
Medicaid	386,070	402,661
Total members	1,005,703	1,047,778

Triple-S Management Corporation
Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net Income
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(dollar amounts in millions)	2017	2016	2017	2016
Net income	$12.7	$3.9	$8.3	$7.3
Less adjustments:
Net realized investment gains, net of tax	3.3	1.2	3.5	1.3
Private equity investment income, net of tax	-	(0.1)	0.2	(0.1)
Adjusted net income	$9.4	$2.8	$4.6	$6.1
Diluted adjusted net income per share	$0.39	$0.11	$0.19	$0.25

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized investment gains and other non-recurring items impacting the Company’s results of operations. This non-GAAP metric does not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

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